EXHIBIT 4.5

[***] Certain information in this exhibit has been omitted because it is permitted to be omitted by applicable regulatory guidance.

From: [***]
Sent: 07 February 2022 11:48 AM
To: [***]; [***]
Subject: US Bank Trustee Succession

This message was sent from outside Coherus BioSciences. Proceed with caution.

Hi [***] and [***],

As you may have been previously notified, U.S. Bank National Association has repositioned the legal entity used for its U.S.-based Global Corporate Trust business by transferring substantially all of its corporate trust business to its wholly owned subsidiary, U.S. Bank Trust Company, National Association.

Effective January 29, 2022, U.S. Bank Trust Company, National Association (“U.S. Bank Trust Company”) is the successor trustee under the governing agreements for the Engagement(s) listed below.  U.S. Bank Trust Company is a national trust company having a combined capital and surplus of at least $1,000,000,000, and is subject to supervision or examination by federal authority.  U.S. Bank Trust Company will administer the Engagement(s) from the same office locations and using the same systems and employees as did U.S. Bank.   U.S. Bank Trust Company will maintain the transaction accounts at U.S. Bank National Association.

Note that the team that provides service to you remains the same. Please do not hesitate to reach out to me if you have any questions. We appreciate our relationship and thank you for your business.

You may wish to consult your outside advisors as to whether you have any reporting obligations.

234957000	COHERUS BIOSCIENCES, INC. 1.500% CONVERTIBLE SENIOR SUBORDINATED NOTES DUE 04/15/2026

Best,

[***]

[***]

Vice President, Relationship Manager

p. [***] | c. [***] | [***]
U.S. Bank Global Corporate Trust
1 California Street, Suite 1000, San Francisco, CA  94111| SF-CA-SFCT | www.usbank.com

**Please notify me by email if you plan to send a package via overnight delivery to the address noted above.  I am currently working remotely & can be reached on my alternate phone number included above.**

U.S. BANCORP made the following annotations
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